UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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QLIK TECHNOLOGIES INC.

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Qlik Technologies Inc.

150 N. Radnor Chester Road, Suite E220

Radnor, Pennsylvania 19087

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 17, 2016

August 3, 2016

These Definitive Additional Materials amend and supplement the Definitive Proxy Statement dated July 6, 2016 (the “Definitive Proxy Statement”), initially mailed to stockholders on or about July 11, 2016, by Qlik Technologies Inc., a Delaware corporation (“Qlik”, “we”, or “our”), for a special meeting of stockholders of Qlik to be held on August 17, 2016 at 9:00 a.m. Eastern time, at the offices of Ballard Spahr LLP, 1735 Market Street, 48th Floor, Philadelphia, PA 19103. The purpose of the special meeting is to consider and vote upon, among other things, a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated June 2, 2016, by and among Qlik, Project Alpha Holding, LLC, a Delaware limited liability company (“Parent”), and Project Alpha Merger Corp., a Delaware corporation (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Qlik (the “Merger”), and Qlik will become a wholly owned subsidiary of Parent.

These Definitive Additional Materials have been filed by Qlik with the Securities and Exchange Commission on August 3, 2016. Qlik previously filed Definitive Additional Materials with the SEC on July 22, 2016 (the “Prior Definitive Additional Materials”). These Definitive Additional Materials supplement, revise and supersede the Prior Definitive Additional Materials. As a result, Qlik intends to mail these Definitive Additional Materials to stockholders. No separate mailing will occur for the Prior Definitive Additional Materials.

If any stockholders have not already submitted a proxy for use at the special meeting, they are urged to do so promptly. No action in connection with this supplement is required by any shareholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have more questions about the Merger or how to submit their proxies or if any stockholders needs additional copies of the proxy statement, this supplement, the proxy card or voting instructions, please call our proxy solicitor D.F. King & Co., Inc., toll free at (866) 406-2290.

The information contained herein speaks only as of August 3, 2016 unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Qlik believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws; however to avoid the risk that lawsuits may delay or otherwise adversely affect the consummation of the proposed Merger and to minimize the expense of defending such action, Qlik wishes to voluntarily make supplemental disclosures related to the proposed Merger, which are set forth below, in response to certain allegations. Nothing in these supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. Supplemental disclosure is indicated by double underlines and strikethroughs as appropriate.

Legal Proceedings Regarding the Merger

The following disclosure supplements and restates the fourth full paragraph on page 7 of the Definitive Proxy Statement.

Pennsylvania Stockholder Litigation

On June 9, 2016 and June 15, 2016, ~~a~~two putative class action ~~lawsuit was~~lawsuits were filed by a purported ~~stockholder~~stockholders of Qlik against Qlik, its directors, ~~Thoma Bravo,~~ Parent and Merger Sub in Pennsylvania Court of Common Pleas of Delaware County, captioned Solak v. Golden, et al, Case No. 2016-005036 (the “Solak Action”), and Willems v. Qlik Technologies Inc., et al, Case No. 2016-005249~~. The action generally alleges~~ (the “Willems Action”). The Willems Action was also filed against Thoma Bravo. Both lawsuits generally allege that the members of the Board of Directors breached their fiduciary duties in connection with the proposed Merger by, among other things, failing to take steps to maximize the value of Qlik to its stockholders~~. Plaintiff~~ and agreeing to unfair terms. They further ~~alleges~~allege that Qlik, ~~Thoma Bravo,~~ Parent and Merger Sub aided and abetted the directors’ alleged breaches of fiduciary duties. ~~Plaintiff seeks~~The Willems Action also alleges aiding and abetting by Thoma Bravo. Plaintiffs in both actions seek, among other things, equitable relief to enjoin consummation of the Merger~~,~~ and attorneys’ fees and costs. In addition, the Solak Action seeks rescission of the Merger and/or rescissory damages~~, and attorneys’ fees and costs.~~

Delaware Stockholder Litigation

On July 12, 2016, a putative class action lawsuit was filed by a purported stockholder of Qlik against the Board of Directors in the Delaware Court of Chancery (the “Delaware Court”), captioned Charles v. Golden, et al, Case No. 12552-VCS. The action generally alleges that the members of the Board of Directors breached their fiduciary duties in connection with the proposed Merger by failing to disclose material information in the Definitive Proxy Statement. Plaintiff seeks, among other things, equitable relief to enjoin consummation of the Merger and attorneys’ fees and costs.

On July 15, 2016, Plaintiff filed a motion to expedite proceedings. The Delaware Court scheduled a hearing on Plaintiff’s motion for July 25, 2016. On July 22, 2016, Qlik filed with the SEC supplemental disclosures in a Proxy Supplement to the Definitive Proxy Statement. The same day, Defendants filed an opposition to Plaintiff’s motion to expedite. That afternoon, Plaintiff informed the Delaware Court that his claims had been mooted and that the hearing on Plaintiff’s motion to expedite may be removed from the Delaware Court’s calendar.

On July 22, 2016 and July 26, 2016, two more putative class action lawsuits were filed in the Delaware Court of Chancery by purported stockholders of Qlik against the Board of Directors, Thoma Bravo, LLC, Project Alpha Holding, LLC, Project Alpha Merger Corp., and Elliott Associates, L.P., captioned Garagarza v. Thoma Bravo, LLC, et al., C.A. No. 12586-VCS, and Laborers Pension Fund v. Thoma Bravo, LLC, et al., C.A. No. 12597-VCS. Both actions generally allege that the members of the Board of Directors breached their fiduciary duties in connection with the proposed Merger by, among other things, failing to maximize the value of Qlik to its stockholders, failing to ensure a fair process, and failing to disclose all material information in the Definitive Proxy Statement. Both actions further allege that Thoma Bravo, LLC, Project Alpha Holding, LLC, Project Alpha Merger Corp., and Elliott Associates, L.P. aided and abetted the directors’ alleged breaches of fiduciary duties. Plaintiffs in these actions seek, among other things, equitable relief to enjoin the consummation of the Merger, rescissory damages, and attorneys’ fees and costs.

Federal Stockholder Litigation

On July 13, 2016 and July 20, 2016, two putative class action lawsuits were filed by purported stockholders of Qlik against Qlik and the Board of Directors in the United States District Court for the Eastern District of Pennsylvania, captioned Jeweltex Manufacturing Inc. Retirement Plan, et al v. Qlik Technologies, Inc., et al, Case No. 16-3800 (the “Jeweltex Action”), and Walker v. Qlik Technologies, Inc., et al, Case No. 16-3903 (the “Walker Action”). The Walker Action additionally names Thoma Bravo, Parent and Merger Sub as defendants. Both lawsuits generally allege that Qlik and members of the Board of Directors violated Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder, and that members of the Board of Directors violated Section 20(a) of the Securities Exchange Act of 1934, in connection with the proposed Merger by failing to disclose material information in the Definitive Proxy Statement. The Walker Action further alleges that Thoma Bravo violated Section 20(a) of the Securities Exchange Act of 1934 in connection with the proposed Merger by failing to disclose material information in the Definitive Proxy Statement. Plaintiffs in both actions seek, among other things, equitable relief to enjoin consummation of the Merger, rescission of the Merger and/or rescissory damages, and attorneys’ fees and costs.

Qlik, Thoma Bravo, Parent, Merger Sub and the individual defendants all believe that the claims asserted against each of them are without merit and intend to vigorously defend against these lawsuits.

THE MERGER

Background of the Merger

The following disclosure supplements and restates the fourth and fifth full paragraphs on page 32 of the Definitive Proxy Statement.

On February 18, 2016, the Board of Directors held a meeting in New York City attended in person or telephonically by members of senior management and representatives of Morgan Stanley during which, among other things, representatives of Morgan Stanley provided its views as to trends in shareholder activism and the likelihood and reasons that an activist investor might pursue an investment in Qlik. With respect to the likelihood and reasons that an activist investor might pursue an investment in Qlik, Morgan Stanley noted Qlik’s stock performance relative to the market and its peers and Qlik’s operating expenses as a percentage of revenues relative to its peers (also noting certain of these measurements against revenue growth). Morgan Stanley also noted a hypothetical activist view of creating shareholder value through a share repurchase or M&A process, noting a hypothetical financial sponsor view of opportunity in an acquisition of Qlik.

On March 3, 2016, a representative of Elliott contacted Mr. Björk by telephone and indicated that Elliott had acquired an investment in Qlik and would be filing a Schedule 13D later that day. Later that day, Elliott and certain of its affiliates filed with the SEC a Statement on Schedule 13D (the “13D”), disclosing that Elliott and its affiliates had accumulated beneficial ownership of approximately 5.0% of Qlik’s outstanding common stock and additionally held economic exposure to approximately 3.9% of Qlik’s outstanding common stock pursuant to notional principal amount derivative agreements. Elliott stated in the 13D that it believed that Qlik’s shares were significantly undervalued and that it was commencing a dialogue with Qlik’s management and the Board of Directors regarding strategic and operational opportunities that had the potential to increase stockholder value (such strategic and operational opportunities were later outlined in letters from Elliott to the Board of Directors, as described below). The 13D stated that Elliott may take positions and/or make proposals with respect to potential changes in operations, management, the certificate of incorporation and bylaws, board composition, ownership, capital or corporate structure, dividend policy, strategy and plans of Qlik. On the same day, the Board of Directors met telephonically with members of senior management and representatives of Morgan Stanley to discuss, among other things, the 13D and the communication from Elliott.

The following disclosure supplements and restates the third full paragraph on page 33 of the Definitive Proxy Statement.

Also on March 8, 2016, the Board of Directors received a letter from Elliott (the “March 8 Letter”). The March 8 Letter outlined Elliott’s views of Qlik’s recent performance, cost structure, operating margins and licensing model, including relative to peers and competitors, citing similar views from unnamed investors, analysts and customers, and urged the Board of Directors to either execute significant operational and management changes or explore strategic alternatives in a sale process. With respect to significant operational and management changes, Elliott commented that Qlik’s evolution from a one-product company to a multi-product company and from channel-only to a hybrid Go-To-Market business had increased complexity and led to lower profitability, and cited unspecified issues identified by Elliott’s unnamed operational advisors in the Go-To-Market model, product development organization, tech support/professional services and corporate back office. The March 8 Letter expressed that Elliott viewed a sale of Qlik as the preferred course as Elliott believed a sale process would attract several interested parties (including unnamed financial buyers and industry participants purportedly contacted directly by Elliott) and maximize stockholder value, specifically commenting that the option to explore strategic alternatives in a sale process was attractive from a risk-return perspective. The March 8 Letter also expressed Elliott’s view that the proposals therein would be well received in a public forum, but did not indicate an intention to initiate a proxy contest.

The following disclosure supplements and restates the eighth full paragraph on page 33 of the Definitive Proxy Statement.

On March 15, 2016, Bruce Golden, the Chairman of the Board of Directors and an independent director, and Steffan Tomlinson, another independent director, participated in a conference call with representatives of Elliott. On March 18, 2016, Mr. Björk and Mr. MacCarrick met with representatives of Elliott in Radnor, Pennsylvania. Thereafter, from time to time following requests by Elliott, Mr. Golden and Mr. Tomlinson met telephonically with representatives of Elliott. In each case, the purpose of these meetings from the perspective of the Board of Directors was to listen to and better understand Elliott’s views as a significant stockholder of Qlik. At no point during these meetings did Elliott express an intention to initiate a proxy contest with respect to Qlik. The Board of Directors was aware that Elliott had conducted a proxy contest in a number of prior campaigns at other companies and had reviewed certain of these prior campaigns with Morgan Stanley to better understand Elliott’s potential strategies with respect to an investment in Qlik.

The following disclosure supplements and restates the paragraph overlapping pages 33-34 of the Definitive Proxy Statement.

On March 21, 2016, the Board of Directors held a meeting in San Francisco, California attended in person or telephonically by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, it received an update on Qlik’s first quarter business performance and on the recent interactions between Mr. Golden, Mr. Tomlinson, Mr. Björk and Mr. MacCarrick with Elliott. Representatives of Skadden discussed with the Board of Directors the due diligence process that Skadden had conducted as to Morgan Stanley’s potential conflicts of interest relative to Elliott. This process revealed that in the two years prior to the review, Morgan Stanley had not been engaged on any financial advisory or financing assignments on behalf of Elliott or certain of its related entities. In the course of discussing the relevant experience of Morgan Stanley at such meeting, it was noted that representatives of Morgan Stanley had been engaged as an advisor for companies responding to potential activist shareholders, including Elliott, and had also encountered and interacted with representatives of Elliott in the past in other professional contexts. Representatives of Skadden also noted that it would be typical for Morgan Stanley’s sales and trading platform to have relationships with hedge funds such as Elliott and to receive fees for such services, but that Morgan Stanley had indicated that it maintains Chinese walls between its sales and trading platform and its investment banking/M&A advisory platform and is subject to confidentiality obligations to clients (including obligations to Qlik under the proposed engagement letter) that would restrict investment banking/M&A advisory employees from having visibility into whether Elliott worked with its sales and trading platform and would also appropriately restrict the flow of information between the public and private sides of Morgan Stanley. Following review of these findings and after considering both the benefit of Morgan Stanley’s relevant experience as well as the fact that such experience derived in part from past encounters and interactions with representatives of Elliott as an advisor for companies responding to activist campaigns by Elliott and in other contexts and the ability of the Board of Directors to continue to monitor and mitigate the impact of any potential conflicts of interest (which findings and considerations were viewed by the Board of Directors as not requiring the retention of a second financial advisor), the Board of Directors approved the retention of Morgan Stanley as financial advisor to the Board of Directors in connection with stockholder relations and defense matters, following which Qlik countersigned and delivered to Morgan Stanley an engagement letter dated March 16, 2016. Pursuant to the terms of this engagement letter and as disclosed on page 57 of this proxy statement, Morgan Stanley received less than $1 million in fees. This engagement letter provided for Morgan Stanley to earn additional fees if Elliott engaged in a proxy contest, which contest did not occur. A representative of Morgan Stanley indicated that a representative of Elliott had contacted Morgan Stanley on or around March 11, 2016 and requested the opportunity to meet with such representative of Morgan Stanley. The Board of Directors authorized Morgan Stanley to meet with Elliott’s representative in order to better understand Elliott’s views as a stockholder. Representatives of Skadden discussed with the Board of Directors their fiduciary duties in connection with the various matters to be discussed at the meeting. Representatives of Morgan Stanley then discussed with the Board of Directors their preliminary views of various strategic alternatives for Qlik, including pursuing a standalone path as a public company and a potential sale to a strategic or financial buyer, and noted that based on such preliminary views a sale transaction could potentially be a value-maximizing strategy for Qlik. The standalone path as a public company was discussed under various scenarios as to investment in growth opportunities and significant additional cost-cutting (in addition to cost-cutting measures already taken by management) to drive margin enhancement, as well as financial options such as a leveraged recapitalization. The forecasts used by Morgan Stanley for purposes of developing its preliminary views of such strategic alternatives included street forecasts, a five-year “steady state” scenario for Qlik prepared by management as well as an additional hypothetical scenario in which Qlik would look to improve margins more aggressively. The Board of Directors instructed management to continue to refine and develop ~~a~~ management forecasts for future review by the Board of Directors in order to assess the desirability of reviewing strategic alternatives, noting the difficulty of predicting how transitioning to cloud-based delivery for Qlik’s products would affect such forecasts and other uncertainties and changes affecting Qlik’s business. The Board of Directors determined that management, with the assistance of Morgan Stanley, should initiate contact with a broad range of potential strategic and financial buyers along the parameters recommended by Morgan Stanley in order for the Board of Directors to assess the availability of a sale transaction and whether such an alternative, if available, would be in the best interests of Qlik and its stockholders. At this meeting, the Board of Directors also discussed the potential conflicts of interest of management in evaluating interest from strategic and financial buyers, including due to the increased equity participation for management commonly seen in going private transactions with private equity buyers.

The following disclosure supplements and restates the first full paragraph on page 34 of the Definitive Proxy Statement.

On March 22, 2016, a representative of Morgan Stanley spoke with a representative of Elliott. Thereafter, from time to time in response to outreach by Elliott, such representative of Morgan Stanley met telephonically or in person with such representative of Elliott. In each case, the purpose of these meetings from the perspective of the Board of Directors was for Morgan Stanley to better understand Elliott’s views as a significant stockholder of Qlik and to report these views to the Board of Directors. At no point during these meetings did Elliott express an intention to initiate a proxy contest with respect to Qlik. On several occasions through the time of entry into the Merger Agreement, representatives of Elliott proposed a non-disclosure agreement with Qlik. At the end of May 2016, Elliott provided a draft of such an agreement to Morgan Stanley, and representatives of Skadden engaged in discussions with Elliott’s counsel at Schulte Roth & Zabel LLP related thereto; however, no non-disclosure agreement was entered into by the parties.

The following disclosure supplements and restates the fourth full paragraph on page 34 of the Definitive Proxy Statement.

On March 28, 2016, Elliott amended its 13D to disclose that it had increased its position in Qlik and, as of that date, held beneficial ownership of approximately 5.0% of Qlik’s outstanding common stock and additional economic exposure to approximately 5.8% of Qlik’s outstanding common stock pursuant to notional principal amount derivative agreements. The amendment did not include any updated disclosure as to Elliott’s intentions with regard to its investment in Qlik.

The following disclosure supplements and restates the second full paragraph on page 36 of the Definitive Proxy Statement.

On April 15, 2016, the Board of Directors held a telephonic meeting attended by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, it received an update on developments related to the process to explore sale alternatives, including potential strategic and financial buyers contacted to date by Morgan Stanley, the status of management presentations and the level of interest among potential buyers who had received management presentations. Representatives of Morgan Stanley advised implementing a near term “checkpoint” bid for financial buyers to encourage interested private equity buyers to progress their work towards a bid to enable such private equity buyers to more effectively compete with strategic buyers and to narrow the size of the process and focus on more engaged buyers. The Board of Directors then approved requesting initial non-binding indications of interest from financial buyers by April 26, 2016. A representative of Morgan Stanley also updated the Board of Directors regarding a meeting with a representative of Elliott, who had asserted that he was in direct contact with potential bidders participating in Qlik’s process, including Thoma Bravo, as well as prospective financing sources. The Elliott representative expressed his desire for Qlik to be acquired and for Qlik to publicly announce that it was reviewing strategic alternatives, noting that Elliott intended to deliver a letter to the Board of Directors prior to Qlik’s upcoming April 28, 2016 earnings call. The Board of Directors discussed their concerns as to potential unauthorized disclosures in connection with the process and the need to reinforce with bidders and their potential financing sources their confidentiality obligations. Also at the April 15, 2016 meeting, the Board of Directors reviewed a refined draft six-year management forecast which was materially consistent with the projections provided to the Board of Directors at the April 1, 2016 meeting, which reflected input from directors to management over the prior two weeks and reflected management’s forecast for an additional year, for the purpose of providing a forecast to bidders participating in the process (such forecast being the “Bidder Case” described under the section captioned “—Certain Financial Projections” below). The Board of Directors authorized Qlik and Morgan Stanley to provide the Bidder Case to bidders and discussed the need for creation of management forecasts with additional refinement and potentially reflecting various sensitivities or alternative assumptions, for the purpose of further informing the Board of Directors’ view of Qlik’s intrinsic value. Following such discussion, the Board of Directors directed Qlik to continue to work on one or more alternative management forecasts for the purpose of informing the Board of Directors’ view of Qlik’s intrinsic value. Members of the Board of Directors discussed a number of factors and risks that could affect the long-term plan for Qlik, including the ability to improve margin performance and reduce G&A spending and the impact on growth rates, as well as timing and financial impact associated with the company’s Qlik Sense product transition and transitioning to cloud-based product technologies. Representatives of Skadden discussed with the Board of Directors the initial due diligence conducted as to Morgan Stanley’s potential conflicts of interest relative to the large number of bidders identified to date in the process, noting that the engagement letter contemplated that additional due diligence would be conducted as the process progressed as to a smaller number of relevant bidders (including as to portfolio companies of private equity bidders). Following review of these findings, the Board of Directors authorized the retention of Morgan Stanley as financial advisor to the Board of Directors in connection with Qlik’s review of strategic alternatives, including a potential sale transaction. Following the meeting, Qlik entered into an engagement letter with Morgan Stanley dated April 15, 2016, in connection with its review of strategic alternatives, including a sale transaction.

The following disclosure supplements and restates the fourth full paragraph on page 36 of the Definitive Proxy Statement.

On April 18, 2016, the Board of Directors received a letter from Elliott (the “April 18 Letter”). The April 18 Letter continued to urge the Board of Directors to pursue an immediate sale process, reiterated Elliott’s view that stockholders would be highly supportive of such a process, and noted that Qlik’s stock price had increased 16% since the filing of the 13D. The April 18 Letter did not indicate an intention to initiate a proxy contest.

The following disclosure supplements and restates the paragraph overlapping pages 37-38 of the Definitive Proxy Statement.

On April 27, 2016, the Board of Directors held a telephonic meeting attended by members of senior management and representatives of Morgan Stanley and Skadden, at which, among other things, management provided an update on first quarter performance for Qlik’s business and the quarterly report to be filed following the upcoming April 28, 2016 earnings call. Management also provided an update on management’s progress on developing four alternative forecast cases to the Bidder Case for the purpose of further informing the Board of Directors’ view of Qlik’s intrinsic value and confirmed certain parameters and key assumptions for such alternative forecast cases (the four alternative forecast cases, as later refined and approved by the Board of Directors, were the “Higher Revenue Growth Rates Case,” the “Faster Margin Improvement Case,” the “Aggressive Cloud Strategy Case” and the “Historical Performance Case” described under the section captioned “—Certain Financial Projections” below). Representatives of Morgan Stanley also summarized the checkpoint bids received from Party A and Party B (as a joint bid), Party C and Thoma Bravo and the verbal expression received from Party E, as described above, ~~financial buyers~~ and follow-up discussions with financial buyers who had not submitted checkpoint bids and updated the Board of Directors that Strategic Party 1 had followed up to express interest in continued due diligence, but that the three (3) other strategic buyers who received management presentations during the week of April 18 had either declined or were perceived by Morgan Stanley as likely to decline to pursue an acquisition of Qlik. Morgan Stanley discussed with the Board of Directors that two (2) strategic buyers who had declined management presentations (“Strategic Party 2” and “Strategic Party 3”, respectively) had expressed a desire to be kept informed as to whether Qlik would be sold at the conclusion of its process, noting that these strategic buyers would not require financing and were capable of moving quickly if interested in acquiring Qlik. The Board of Directors authorized Morgan Stanley to reinitiate contact with each of Strategic Parties 2 and 3 at an appropriate time as the process continued. In addition, the Board of Directors discussed with Morgan Stanley and Skadden the PIPE structure proposed by several private equity firms. Although the Board of Directors desired to continue to evaluate a PIPE or leveraged recapitalization along with other strategic alternatives, these structures were viewed as unlikely to be in the best interests of Qlik and its stockholders, including due to Qlik’s existing cash balance and, in the case of a PIPE transaction that would increase Qlik’s cash balance, the perceived lack of any available acquisition candidate or merger partner that would be transformative to Qlik’s business. Representatives of Morgan Stanley then updated the Board of Directors that during the past week representatives of Elliott (including a representative focused on strategic private investments in debt and equity rather than hedge fund investing) had contacted Morgan Stanley to express a desire to provide debt financing in connection with a sale transaction for Qlik, either by partnering with a specific debt financing source, which debt financing source was at that time working with Party A, Party B, Party C and Thoma Bravo, or by working directly with Party A or Thoma Bravo. Representatives of Skadden further updated the Board of Directors that they had subsequently discussed with this debt financing source its confidentiality obligations and its processes for preventing inappropriate flow of information among deal teams working with different bidders. The Board of Directors determined that it would not be in the best interests of Qlik or its stockholders to authorize Elliott to pursue a debt financing role at such time, given that multiple debt financing sources appeared to be available to bidders (and no bidder had expressed an interest in working with Elliott) and that Elliott, if allowed to participate as a debt financing source, would have an interest in the outcome of the transaction that would differ from the interests of other stockholders of Qlik. In addition, the Board of Directors viewed Elliott’s interest in providing debt financing, contact with a potential debt financing source to multiple bidders and contact with potential bidders as presenting significant risk to the competitive integrity and confidentiality of the overall process, and directed Qlik and its advisors to remind bidders and their financing sources of their confidentiality obligations.

The following disclosure supplements and restates the first full paragraph on page 39 of the Definitive Proxy Statement.

On May 6, 2016, the Board of Directors held a telephonic meeting attended by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, it reviewed the Higher Revenue Growth Rates Case, the Faster Margin Improvement Case, the Aggressive Cloud Strategy Case and the Historical Performance Case and authorized Morgan Stanley to use these alternative scenarios, together with the Bidder Case, for purposes of preparing financial analyses with respect to Qlik and its evaluation of strategic alternatives. The Board of Directors had instructed management to prepare these cases in order to allow the Board of Directors to review and evaluate them for the relevant reasons described under the caption “The Merger — Recommendation of the Board of Directors and Reasons for the Merger”, and the Board of Directors did not make any determination as to which of such cases represented the most likely scenario. Representatives of Morgan Stanley also provided an update on communications received from Elliott as to its interest in providing debt financing and request for a non-disclosure agreement. Representatives of Morgan Stanley provided an update on the level of interest and engagement among potential strategic and financial buyers contacted to date by Morgan Stanley, including that Strategic Party 1 had informed Morgan Stanley it was less likely to proceed and needed one to two weeks to further evaluate, that Morgan Stanley recommended reaching out to Strategic Parties 2 and 3 closer to a final bid deadline and that only one of the large technology companies contacted following April 11, 2016 had expressed interest in potentially receiving a management presentation (“Strategic Party 4”). In addition, representatives of Morgan Stanley provided an update regarding their follow-up discussions with Party C during the week of May 2, 2016, and indicated that none of Party C, Party D or Party E appeared likely to pursue an acquisition of 100% of Qlik. Upon the recommendation of Morgan Stanley, the Board of Directors authorized Qlik to permit Party A, Party B and Thoma Bravo to each engage with equity financing sources, subject to various limitations discussed with Morgan Stanley and Skadden intended to preserve confidentiality of bids and prevent a bidder from locking up a financing source.

The following disclosure supplements and restates the fourth full paragraph on page 39 of the Definitive Proxy Statement.

On May 12, 2016, Qlik held its annual stockholder meeting in Philadelphia, Pennsylvania. Following this meeting, the Board of Directors held a meeting attended in person or telephonically by members of senior management and representatives of Morgan Stanley, Skadden and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, legal counsel to Qlik (“Gunderson”). Representatives of Skadden and Gunderson reviewed the directors’ fiduciary duties. Among other matters discussed, the Board of Directors received an update on the level of interest and engagement among potential strategic buyers, including that Strategic Party 1 appeared unlikely to proceed and had not continued to engage, that Morgan Stanley had met with Strategic Party 2 to assess their interest and had scheduled a meeting with Strategic Party 3 and that Strategic Party 4 had not continued to engage. The Board of Directors also received an update on the level of interest and engagement among potential financial buyers, noting that Thoma Bravo appeared more engaged than Party A and Party B. Representatives of Morgan Stanley also reviewed with the Board of Directors their preliminary financial analyses. The Board of Directors discussed the strategic alternatives available to Qlik, including continuing as a standalone public company while implementing alternatives reflected by the Management Projections, a leveraged recapitalization (either on a standalone basis or through a debt or equity investment by a private equity firm), or a sale of Qlik to a strategic or financial buyer to the extent available on attractive terms, and determined to continue to evaluate each of these alternatives while engaging with interested potential buyers. The Board of Directors expressed concern over the effect of leaks to the media and other unauthorized disclosures on Qlik’s process for seeking potential buyers, including concern that remaining private equity buyers would cease to be willing to participate in the process or alter their bidding strategies as a result of speculation concerning the process or inappropriate flow of information. Representatives of Skadden and Gunderson also reviewed with the Board of Directors key terms of Qlik’s draft merger agreement which was to be provided to bidders. In addition, at this meeting, it was noted that Thoma Bravo, Party A and Party B had continued to express their interest in an ongoing employment role for Mr. Björk and potentially other members of management, and that although it had been confirmed with management that no specific employment, compensation or equity participation proposals had been discussed with these private equity firms, management’s understanding (based on a meeting with Thoma Bravo on May 9, 2016) was that Thoma Bravo intended to include in its model for the business an assumption of a 12% equity pool for Qlik management (which pool would be similar in size to Qlik’s existing incentive pool).

The following disclosure supplements and restates the first full paragraph on page 40 of the Definitive Proxy Statement.

On May 25, 2016, the Board of Directors held a telephonic meeting attended by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, representatives of Skadden discussed with the Board of Directors the further due diligence conducted as to Morgan Stanley’s potential conflicts of interest relative to Party A, Party B, Thoma Bravo and certain of their respective portfolio companies known to Morgan Stanley, as well as updated due diligence conducted as to Morgan Stanley’s potential conflicts of interest relative to Elliott. It was noted that Morgan Stanley had provided initial information as to its fees for financial advisory and financing services provided to Thoma Bravo in the past two years, as well as information as to its fees for financial advisory and financing services provided to Party A and Party B in the past two years (which fees for services provided to Party A and Party B exceeded the range of fees for services provided to Thoma Bravo set forth on page 57 of this proxy statement). It was also noted that Morgan Stanley was currently a lender to or serving as administrative agent for credit facilities with portfolio companies of each of Party A, Party B and Thoma Bravo and that Morgan Stanley had ongoing financial advisory or financing assignments for each of Party A, Party B and Thoma Bravo that were unrelated to the proposed transaction with Qlik. With respect to Elliott, representatives of Skadden indicated to the Board of Directors that Morgan Stanley had confirmed there were no updates to the prior review conducted and again discussed with the Board of Directors that representatives of Morgan Stanley had encountered and interacted with representatives of Elliott in the past in professional contexts and would continue to do so, including where Morgan Stanley may be engaged by other companies involved in situations where Elliott has taken a position in a company. The Board of Directors reviewed these findings and after considering the benefit of Morgan Stanley’s relevant experience (as well as the fact that such experience derived in part from past encounters and interactions with representatives of Elliott as an advisor for companies responding to activist campaigns by Elliott and in other contexts), the significant disruption to the process that would result from ceasing to use Morgan Stanley or seeking to involve another financial advisor and the ability of the Board of Directors to continue to monitor and mitigate the impact of any potential conflicts of interest (which findings and considerations were viewed by the Board of Directors as not requiring the retention of a second financial advisor), determined that it would be in the best interests of Qlik and its stockholders for the Board of Directors to continue to use Morgan Stanley as its financial advisor.

The following disclosure supplements and restates the third full paragraph on page 41 of the Definitive Proxy Statement.

At 9:30 a.m., Eastern time, on June 1, 2016, the Board of Directors held a telephonic meeting attended by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, it reviewed and discussed Thoma Bravo’s $29.00 per share final bid submission (including the proposed debt financing terms), Party A and Party B’s $28.00–29.00 per share offer and the likelihood of receiving a higher bid from either a strategic or financial buyer in the near term or longer term. It was noted that while Thoma Bravo had submitted a complete bid and stated that it was prepared to finalize an agreement within twenty-four (24) hours, the bid letter from Party A and Party B had not included a markup of the draft merger agreement and stated that Party A and Party B would require an additional period of ten (10) days for due diligence, negotiation of the merger agreement and to obtain financing. Representatives of Morgan Stanley reviewed with the Board of Directors its financial analyses of the proposed transaction based on the $29.00 per share proposal. The Board of Directors reviewed potential alternatives available to Qlik, including remaining a standalone public company while seeking to successfully implement alternatives reflected by the Management Projections, a leveraged recapitalization (either on a standalone basis or through a PIPE transaction with a private equity firm), or a sale of Qlik to Thoma Bravo or another strategic or financial buyer. Representatives of Morgan Stanley updated the Board of Directors as to the management presentation provided to Strategic Party 4 on May 31, 2016, which meeting was the initial meeting with Strategic Party 4 after Morgan Stanley first contacted them on May 5, 2016. The Board of Directors decided to continue to pursue discussions with Thoma Bravo regarding a potential transaction and instructed Morgan Stanley to discuss consideration of $31.00 per share with Thoma Bravo. The Board of Directors also discussed their significant concern over the effect of leaks to the media and other unauthorized disclosures on Qlik’s process for negotiating transaction terms with Thoma Bravo and the risk that Thoma Bravo would alter its bidding strategy as a result of speculation concerning the process or inappropriate flow of information. In light of these perceived risks and the view of the Board of Directors that additional time would not likely result in an increase to the proposed consideration from Thoma Bravo or another buyer, the Board of Directors authorized Morgan Stanley to seek to negotiate consideration of $31.00 per share with Thoma Bravo and to offer exclusivity for a period of 48 hours. Representatives of Skadden reviewed with the Board of Directors certain unresolved issues in Thoma Bravo’s markup of the draft merger agreement, including the size of the termination fee payable by Qlik, new closing conditions affecting deal certainty (including a condition in Thoma Bravo’s debt commitment letter as to minimum pro forma cash), the expiration date for Thoma Bravo’s debt commitment letter, Thoma Bravo’s proposal as to remedies available to Qlik where specific performance is not available because Thoma Bravo’s debt financing is not available, the circumstances under which Thoma Bravo would be obligated to pay Qlik the reverse termination fee and the size of this fee and the treatment of unvested restricted stock units, which treatment was viewed by the Board of Directors as significant to retention of key personnel through closing of the transaction. The Board of Directors discussed that the interests of Qlik’s management differed from other stockholders as to the treatment of unvested restricted stock units, as Thoma Bravo had proposed that all unvested restricted stock units would be converted at closing of the Merger into time-based cash awards, which would delay the cash outlay required to satisfy these obligations. In light of this potential conflict of interest, the Board of Directors directed the Transaction Committee to oversee the resolution of the treatment of unvested restricted stock units. Representatives of Skadden discussed with the Board of Directors the potential benefits of adopting a Delaware forum selection bylaw in connection with the entry into a merger agreement in order to eliminate the costs of multijurisdictional litigation in connection with the proposed transaction.

The following disclosure supplements and restates the second full paragraph on page 43 of the Definitive Proxy Statement.

At 10:00 p.m., Eastern time, on June 1, 2016, the Board of Directors held a telephonic meeting attended by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, representatives of Skadden reviewed with the Board of Directors the material terms of the merger agreement and the resolution of open items previously discussed with the Board of Directors. In addition, representatives of Skadden identified key remaining unresolved issues, including the threshold for accuracy of Qlik’s capitalization representations and methodology for calculating the same and the request for Thoma Bravo to seek an extension of the expiration date for its debt commitment letter and a corresponding extension to the end date under the merger agreement. Representatives of Morgan Stanley then provided an update as to

Elliott’s offer to provide preferred equity financing. It was noted that any discussion with Elliott as to the proposed Thoma Bravo transaction would require Thoma Bravo’s consent and that engaging in such discussions would result in delay and potentially create risk for the transaction with Thoma Bravo, which already had committed financing, without providing a clear potential benefit to Qlik’s stockholders (other than Elliott). The Board of Directors discussed that Thoma Bravo had not requested to engage with Elliott as a potential debt or equity financing source and determined that the risks to the proposed transaction of pursuing Elliott’s proposal or allowing Thoma Bravo to pursue Elliott’s proposal outweighed the potential benefits. After considering the foregoing, the Board of Directors determined that pursuing Elliott’s proposal would not be in the best interests of Qlik and its stockholders. Representatives of Skadden and Morgan Stanley then reviewed with the Board of Directors an update to prior due diligence conducted as to Morgan Stanley’s potential conflicts of interest relative to Thoma Bravo and certain of its portfolio companies known to Morgan Stanley, as well as updated due diligence conducted as to Morgan Stanley’s potential conflicts of interest relative to Elliott. With respect to Thoma Bravo, Morgan Stanley noted a revision to its initial information as to financial advisory and financing fees received during the past two years, which updated fees were within the range set forth on page 57 of this proxy statement and included an additional transaction of which the Board of Directors was already aware. With respect to Elliott, representatives of Morgan Stanley confirmed to the Board of Directors that there were no relevant updates to the prior review conducted. The Board of Directors reviewed these findings and determined in light of the considerations noted in the course of the prior determination on May 25, 2016 that it would be in the best interests of Qlik and its stockholders for the Board of Directors to continue to use Morgan Stanley as financial advisor. Representatives of Morgan Stanley then reviewed with the Board of Directors their financial analyses with respect to the proposed transaction. Following this presentation, representatives of Morgan Stanley delivered to the Board of Directors its oral opinion that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the $30.50 in cash per share to be paid to holders of Qlik common stock was fair from a financial point of view to such holders. After further discussing potential reasons for and against the proposed transaction (see below under the heading “—Recommendation of the Board of Directors and Reasons for the Merger—Reasons for the Merger”), the Board of Directors directed representatives of Skadden to continue to finalize the terms of the merger agreement in accordance with the proposal reviewed with the Board of Directors.

Opinion of Qlik’s Financial Advisor

The following disclosure supplements and restates the second paragraph on page 50 of the Definitive Proxy Statement.

Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for Qlik with comparable publicly available consensus equity analyst research estimates for selected companies, selected based on Morgan Stanley’s professional judgement and experience, that share similar business characteristics and/or other similar operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies are referred to as the “comparable companies”). These comparable companies were the following:

The following disclosure supplements and restates the fourth full paragraph on page 53 of the Definitive Proxy Statement.

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions that share some characteristics with the Merger. Morgan Stanley compared publicly available statistics for selected transactions involving businesses that Morgan Stanley judged to be similar in certain respects to Qlik’s business and aspects thereof based on Morgan Stanley’s experience and familiarity with Qlik’s industry that closed between 2010 and May 31, 2016 (the last full trading day prior to the date on which Morgan Stanley rendered its opinion). Morgan Stanley selected such comparable transactions because they shared certain characteristics with the Merger~~, most notably~~ because they were in the cloud and software sectors and each had a transaction value of greater than $1 billion and all types of consideration. The following is a list of the transactions reviewed:

The following disclosure supplements and restates the first full paragraph on page 55 of the Definitive Proxy Statement.

Based on its analysis of the relevant metrics and time frame for each of the transactions listed above and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of financial multiples of the transactions in the software sector based on the current nature of Qlik’s business and its determination, for the reasons set forth above, that these transactions were most appropriate and applied these ranges of financial multiples to the last twelve months’ revenue and next twelve months’ revenue for Qlik to calculate a range of implied equity values per share for Qlik common stock. For purposes of the NTM Revenue, Morgan Stanley utilized publicly available consensus equity analyst research estimates. The following table summarizes Morgan Stanley’s analysis of implied equity value per share for Qlik common stock, rounded to the nearest $0.25:

Certain Financial Projections

The following disclosure supplements and restates the paragraph overlapping pages 57-58 of the Definitive Proxy Statement.

In connection with the Board of Directors’ review of potential strategic alternatives and its evaluation of a potential sale transaction, Qlik’s management team prepared projections of Qlik’s financial performance for the fiscal years 2016 through 2021 (the “Bidder Case”). The Bidder Case was prepared to assist potential buyers participating in the process in valuing the ~~C~~company. The Board of Directors reviewed the Bidder Case and, at its meeting on April 15, 2016, authorized management to provide the Bidder Case to potential buyers, including Thoma Bravo. At this meeting, ~~T~~the Board of Directors also simultaneously instructed management to further develop alternative scenarios to the Bidder Case reflecting assumptions different from those underlying the Bidder Case as discussed with the Board of Directors. This reflected the view of the Board of Directors that Qlik’s business was subject to a number of potential risks and benefits relating to a variety of possible strategic alternatives under consideration and an understanding of the challenges to correctly projecting and realizing long-term forecasts in such business. Accordingly, management prepared financial projections for the fiscal years 2016 through 2021 reflecting the four alternative scenarios described below (the “Higher Revenue Growth Rates Case”, the “Faster Margin Improvement Case”, the “Aggressive Cloud Strategy Case” and the “Historical Performance Case” and collectively with the Bidder Case, the “Management Projections”).

The following disclosure supplements and restates the sixth full paragraph on page 58 of the Definitive Proxy Statement.

For each set of Management Projections, financial projections were prepared for fiscal years 2022 through 2025 by extrapolating for future years (the “Extrapolated Projections”) based on assumptions provided by management and such extrapolations were reviewed and approved by Qlik management. The Extrapolated Projections were used only for purposes of calculating unlevered free cash flows for fiscal years 2022 through 2025 for purposes of the discounted cash flow analysis.

The following disclosure supplements and restates the second table on page 62 of the Definitive Proxy Statement.

Unlevered Free Cash Flows

(amounts in millions)

	Management Projections						Extrapolated Projections
	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Bidder Case
Revenues	$730	$865	$1,015	$1,185	$1,375	$1,585	$1,795	$2,005	$2,215	$2,425
Adjusted EBITDA (Unburdened by SBC)	$93	$154	$216	$261	$310	$366	$439	$518	$603	$694
Less: Depreciation and Amortization	$(17)	$(17)	$(18)	$(20)	$(23)	$(26)	$(33)	$(41)	$(51)	$(61)
Less: Stock-Based Compensation	$(44)	$(52)	$(61)	$(71)	$(83)	$(95)	$(108)	$(120)	$(133)	$(146)
EBIT (Burdened by SBC)	$32	$85	$137	$170	$205	$245	$298	$357	$420	$488
Less: Unlevered Cash Taxes	$(10)	$(13)	$(34)	$(43)	$(51)	$(61)	$(75)	$(89)	$(105)	$(122)
Plus: Depreciation and Amortization	$17	$17	$18	$20	$23	$26	$33	$41	$51	$61
Less: Capital Expenditures	$(18)	$(22)	$(25)	$(30)	$(34)	$(40)	$(45)	$(50)	$(55)	$(61)
Plus: (Increase)/Decrease in Operating Working Capital	$32	$4	$26	$29	$34	$31	$26	$21	$16	$11
Unlevered Free Cash Flow	$53	$72	$122	$147	$176	$201	$238	$279	$326	$376

Higher Revenue Growth Case
Revenues	$730	$883	$1,059	$1,262	$1,496	$1,762	$2,028	$2,294	$2,560	$2,826
Adjusted EBITDA (Unburdened by SBC)	$93	$138	$184	$246	$300	$360	$443	$533	$630	$735
Less: Depreciation and Amortization	$(17)	$(18)	$(19)	$(22)	$(25)	$(29)	$(38)	$(48)	$(59)	$(71)
Less: Stock-Based Compensation	$(44)	$(53)	$(64)	$(76)	$(90)	$(106)	$(122)	$(138)	$(154)	$(170)
EBIT (Burdened by SBC)	$32	$67	$102	$149	$185	$225	$283	$347	$418	$495
Less: Unlevered Cash Taxes	$(10)	$(10)	$(25)	$(37)	$(46)	$(56)	$(71)	$(87)	$(104)	$(124)
Plus: Depreciation and Amortization	$17	$18	$19	$22	$25	$29	$38	$48	$59	$71
Less: Capital Expenditures	$(18)	$(22)	$(26)	$(32)	$(37)	$(44)	$(51)	$(57)	$(64)	$(71)
Plus: (Increase)/Decrease in Operating Working Capital	$32	$4	$29	$38	$47	$51	$41	$32	$23	$13
Unlevered Free Cash Flow	$53	$57	$98	$140	$174	$205	$241	$283	$331	$384

Faster Margin Improvement Case
Revenues	$730	$858	$995	$1,148	$1,315	$1,492	$1,670	$1,847	$2,025	$2,202
Adjusted EBITDA (Unburdened by SBC)	$93	$159	$220	$286	$341	$411	$476	$545	$618	$694
Less: Depreciation and Amortization	$(17)	$(17)	$(17)	$(19)	$(21)	$(23)	$(30)	$(37)	$(46)	$(55)
Less: Stock-Based Compensation	$(44)	$(51)	$(60)	$(69)	$(79)	$(90)	$(100)	$(111)	$(121)	$(132)
EBIT (Burdened by SBC)	$32	$90	$143	$198	$241	$298	$346	$397	$450	$507
Less: Unlevered Cash Taxes	$(10)	$(13)	$(36)	$(50)	$(60)	$(75)	$(87)	$(99)	$(113)	$(127)
Plus: Depreciation and Amortization	$17	$17	$17	$19	$21	$23	$30	$37	$46	$55
Less: Capital Expenditures	$(18)	$(21)	$(25)	$(29)	$(33)	$(37)	$(42)	$(46)	$(51)	$(55)
Plus: (Increase)/Decrease in Operating Working Capital	$32	$6	$29	$33	$37	$36	$29	$22	$16	$9
Unlevered Free Cash Flow	$53	$78	$129	$171	$206	$245	$277	$311	$348	$389

Historical Performance Case
Revenues	$712	$830	$961	$1,110	$1,271	$1,451	$1,630	$1,809	$1,989	$2,168
Adjusted EBITDA (Unburdened by SBC)	$78	$106	$142	$189	$232	$281	$332	$387	$446	$509
Less: Depreciation and Amortization	$(17)	$(18)	$(18)	$(20)	$(22)	$(25)	$(31)	$(38)	$(46)	$(54)
Less: Stock-Based Compensation	$(43)	$(50)	$(58)	$(67)	$(76)	$(87)	$(98)	$(109)	$(119)	$(130)
EBIT (Burdened by SBC)	$19	$38	$66	$103	$133	$169	$203	$241	$281	$325
Less: Unlevered Cash Taxes	$(6)	$(6)	$(17)	$(26)	$(33)	$(42)	$(51)	$(60)	$(70)	$(81)
Plus: Depreciation and Amortization	$17	$18	$18	$20	$22	$25	$31	$38	$46	$54
Less: Capital Expenditures	$(18)	$(21)	$(24)	$(28)	$(32)	$(36)	$(41)	$(45)	$(50)	$(54)
Plus: (Increase)/Decrease in Operating Working Capital	$34	$8	$26	$32	$36	$33	$27	$21	$15	$9
Unlevered Free Cash Flow	$46	$37	$70	$101	$127	$149	$170	$195	$222	$252

Interests of Qlik’s Directors and Executive Officers in the Merger

Executive Officers Following the Merger

The following disclosure supplements and restates the second full paragraph on page 68 of the Definitive Proxy Statement.

As of the date of this proxy statement, none of our executive officers has entered into any new agreement or arrangement with Qlik, Thoma Bravo or any of their affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to the date of the Merger Agreement, Thoma Bravo expressed interest in retaining Qlik’s executive officers following the Merger and for its internal purposes in modeling illustrative returns in an acquisition of Qlik assumed that Qlik employees would have an aggregate 12% direct or indirect equity interest in the Surviving Corporation. Although this assumption was disclosed to certain executive officers of Qlik, no agreement or arrangement has been entered into in this regard and Thoma Bravo could alter or elect not to pursue this equity interest in its discretion. In addition, on May 27, 2016, Morgan Stanley provided an update on Thoma Bravo’s recent due diligence process with Qlik’s management and expressed its view that it would be highly beneficial to encourage Thoma Bravo’s commitment to the sale process by authorizing Mr. Björk to provide an indication to Thoma Bravo of his potential interest in rolling over his shares of Qlik’s common stock into equity of the acquirer in a merger transaction. Based on the view that this would be in the best interests of Qlik and its stockholders in advance of the final bid deadline of May 31, 2016, the Board of Directors authorized Mr. Björk to indicate to Thoma Bravo that he would be willing to roll over in the range of 20% of his pre-tax holdings of outstanding shares of Qlik common stock into equity in the Surviving Corporation or one of its affiliates; but not to discuss other aspects of his potential role or other terms. It was noted at such meeting that Mr. Björk should be prepared to offer the same indication to another bidder if necessary. At no point did Mr. Björk conduct similar discussions with any other party. No agreement or arrangement has been entered into in this regard and Thoma Bravo or Mr. Björk could alter or elect not to pursue this rollover in its or his discretion. Prior to or following the Effective Time (but in any case following the time Qlik and Thoma Bravo agreed upon the Per Share Merger Consideration), it is anticipated that Thoma Bravo and Qlik’s executive officers will engage in negotiations regarding compensation, benefits and the right to purchase or participate in the equity of the Surviving Corporation and may enter into definitive agreements with certain of Qlik’s executive officers regarding employment or the right to purchase or participate in the equity of the Surviving Corporation or one or more of its affiliates on a going-forward basis following completion of the Merger. The Merger is not conditioned upon any Qlik executive officer agreeing to remain with the Surviving Corporation or to purchase or participate in such equity.

Legal Proceedings Regarding the Merger

The following disclosure supplements and restates the fifth full paragraph on page 80 of the Definitive Proxy Statement.

Pennsylvania Stockholder Litigation

On June 9, 2016 and June 15, 2016, ~~a~~two putative class action ~~lawsuit was~~lawsuits were filed by ~~a~~ purported ~~stockholder~~stockholders of Qlik against Qlik, its directors, ~~Thoma Bravo,~~ Parent and Merger Sub in Pennsylvania Court of Common Pleas of Delaware County, captioned Solak v. Golden, et al, Case No. 2016-005036 (the “Solak Action”), and Willems v. Qlik Technologies Inc., et al, Case No. 2016-005249~~. The action generally alleges~~ (the “Willems Action”). The Willems Action was also filed against Thoma Bravo. Both lawsuits generally allege that the members of the Board of Directors breached their fiduciary duties in connection with the proposed Merger by, among other things, failing to take steps to maximize the value of Qlik to its stockholders~~. Plaintiff~~ and agreeing to unfair terms. They further ~~alleges~~allege that Qlik, ~~Thoma Bravo,~~ Parent and Merger Sub aided and abetted the directors’ alleged breaches of fiduciary duties. ~~Plaintiff seeks~~The Willems Action also alleges aiding and abetting by Thoma Bravo. Plaintiffs in both actions seek, among other things, equitable relief to enjoin consummation of the Merger, and attorneys’ fees and costs. In addition, the Solak Action seeks rescission of the Merger and/or rescissory damages~~, and attorneys’ fees and costs.~~

Delaware Stockholder Litigation

On July 12, 2016, a putative class action lawsuit was filed by a purported stockholder of Qlik against the Board of Directors in the Delaware Court, captioned Charles v. Golden, et al, Case No. 12552-VCS. The action generally alleges that the members of the Board of Directors breached their fiduciary duties in connection with the proposed Merger by failing to disclose material information in the Definitive Proxy Statement. Plaintiff seeks, among other things, equitable relief to enjoin consummation of the Merger and attorneys’ fees and costs.

On July 15, 2016, Plaintiff filed a motion to expedite proceedings. The Delaware Court scheduled a hearing on Plaintiff’s motion for July 25, 2016. On July 22, 2016, Qlik filed with the SEC supplemental disclosures in a Proxy Supplement to the Definitive Proxy Statement. The same day, Defendants filed an opposition to Plaintiff’s motion to expedite. That afternoon, Plaintiff informed the Delaware Court that his claims had been mooted and that the hearing on Plaintiff’s motion to expedite may be removed from the Delaware Court’s calendar.

On July 22, 2016 and July 26, 2016, two more putative class action lawsuits were filed in the Delaware Court by purported stockholders of Qlik against the Board of Directors, Thoma Bravo, LLC, Project Alpha Holding, LLC, Project Alpha Merger Corp., and Elliott Associates, L.P., captioned Garagarza v. Thoma Bravo, LLC, et al., C.A. No. 12586-VCS, and Laborers Pension Fund v. Thoma Bravo, LLC, et al., C.A. No. 12597-VCS. Both actions generally allege that the members of the Board of Directors breached their fiduciary duties in connection with the proposed Merger by, among other things, failing to maximize the value of Qlik to its stockholders, failing to ensure a fair process, and failing to disclose all material information in the Definitive Proxy Statement. Both actions further allege that Thoma Bravo, LLC, Project Alpha Holding, LLC, Project Alpha Merger Corp., and Elliott Associates, L.P. aided and abetted the directors’ alleged breaches of fiduciary duties. Plaintiffs in these actions seek, among other things, equitable relief to enjoin the consummation of the Merger, rescissory damages, and attorneys’ fees and costs.

Federal Stockholder Litigation

On July 13, 2016 and July 20, 2016, two putative class action lawsuits were filed by purported stockholders of Qlik against Qlik and the Board of Directors in the United States District Court for the Eastern District of Pennsylvania, captioned Jeweltex Manufacturing Inc. Retirement Plan, et al v. Qlik Technologies, Inc., et al, Case No. 16-3800 (the “Jeweltex Action”), and Walker v. Qlik Technologies, Inc., et al, Case No. 16-3903 (the “Walker Action”). The Walker Action additionally names Thoma Bravo, Parent and Merger Sub as defendants. Both lawsuits generally allege that Qlik and members of the Board of Directors violated Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder, and that members of the Board of Directors violated Section 20(a) of the Securities Exchange Act of 1934, in connection with the proposed Merger by failing to disclose material information in the Definitive Proxy Statement. The Walker Action further alleges that Thoma Bravo violated Section 20(a) of the Securities Exchange Act of 1934 in connection with the proposed Merger by failing to disclose material information in the Definitive Proxy Statement. Plaintiffs in both actions seek, among other things, equitable relief to enjoin consummation of the Merger, rescission of the Merger and/or rescissory damages, and attorneys’ fees and costs.

Qlik, Thoma Bravo, Parent, Merger Sub and the individual defendants all believe that the claims asserted against each of them are without merit and intend to vigorously defend against these lawsuits.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Qlik Technologies Inc.

Attn: Corporate Secretary

150 N. Radnor Chester Road, Suite E220

Radnor, Pennsylvania 19087

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.Qlik.com. The information included on our website is not incorporated by reference into these Definitive Additional Materials.

FORWARD-LOOKING STATEMENTS

These Definitive Additional Materials, contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “predicts,” “plan,” “expects,” “focus,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “will,” “might,” “momentum,” “can,” “could,” “design,” “see,” “seek,” “forecast” and other words of similar import. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in the Definitive Proxy Statement, and the following factors:

•	the inability to complete the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger;

•	the failure by Parent to obtain the necessary equity and debt financing set forth in the commitments entered into in connection with the Merger, or alternative financing, or the failure of any such financing to be sufficient to complete the Merger and the other transactions contemplated by the Merger Agreement;

•	the fact that, although Parent must use reasonable best efforts to obtain the financing contemplated by the Debt Commitment Letter, there is a risk that the debt financing might not be obtained and that, in certain instances, Qlik’s only viable recourse would be the $206,710,000 reverse termination fee payable by Parent under the terms of the Merger Agreement;

•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay Parent a termination fee of $103,350,000 and in certain circumstances reimburse Parent’s expenses related to the transactions contemplated by the Merger Agreement up to $5,000,000;

•	the outcome of any legal proceedings that may have been or may be instituted against us and others related to the Merger Agreement;

•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;

•	the fact that receipt of the all-cash Per Share Merger Consideration would be taxable to stockholders that are treated as U.S. holders for U.S. federal income tax purposes;

•	the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Qlik’s current strategy as an independent company;

•	the possibility that Parent could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Qlik’s assets to one or more as-yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the Merger;

•	the fact that under the terms of the Merger Agreement, Qlik is unable to solicit other alternative proposals during the pendency of the Merger;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	risks related to the Merger diverting management’s or employees’ attention from ongoing business operations; and

•	risks that our stock price may decline significantly if the Merger is not completed.

Consequently, all of the forward-looking statements that we make in these Definitive Additional Materials are qualified by the information contained herein or in the Definitive Proxy Statement or incorporated by reference in the Definitive Proxy Statement, including (1) the information contained under this caption and (2) the information contained under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.